EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES

          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

                                                                  FOR THE NINE MONTHS       FOR THE THREE MONTHS
                                                                  ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                               ------------------------    ------------------------
                                                                  1996          1995          1996          1995
                                                               ----------    ----------    ----------    ----------
                                                                                  (In Thousands)
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                                    49,642        49,361        49,705        49,413
                                                               ==========    ==========    ==========    ==========
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                                    49,642        49,361        49,705        49,413
Shares issuable for conversion of preferred stock                     291           309           287           302
                                                               ----------    ----------    ----------    ----------

Number of shares used for computation                              49,933        49,670        49,992        49,715
                                                               ==========    ==========    ==========    ==========

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Net income                                                     $   46,564    $   46,000    $   20,388    $   23,828
Less: dividends on Ogden preferred stock                             (121)         (129)          (40)          (42)
                                                               ----------    ----------    ----------    ----------

Consolidated income applicable to Ogden common stock           $   46,443    $   45,871    $   20,348    $   23,786
                                                               ==========    ==========    ==========    ==========

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Net income                                                     $   46,564    $   46,000    $   20,388    $   23,828
                                                               ==========    ==========    ==========    ==========

Note:

     Earnings per common share was computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

     Earnings per common share, assuming full dilution, was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.


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